Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

The following sets forth the agreement between James. M. Jaska (“Jaska”) and Tetra Tech, Inc. (“Tetra Tech”), on behalf of itself and its subsidiaries, parent corporations and affiliates (collectively, “Employer”), concerning the terms of Jaska’s separation from Employer (the “Agreement”).

1.             Termination of Employment. Jaska acknowledges that his employment with Employer terminated, effective October 5, 2004 (the “Separation Date”), and since that date he has performed, and will perform, no further duties, functions or services for Employer, other than pursuant to the consulting arrangement described in Section 4 below.

2.             Resignation as Officer and Director. Jaska acknowledges his resignation as the President, and as a Director, of Tetra Tech, as of the Separation Date. Further, Jaska acknowledges his resignation as an officer and/or director of each Tetra Tech subsidiary for which he holds such an office.

3.             Separation Pay and Benefits. In exchange for Jaska’s promises in this Agreement, Jaska will receive the following pay and benefits:

(a)           Separation Pay. Employer will pay Jaska a lump sum severance payment of $800,000 (the equivalent of two years’ base salary), less appropriate tax withholdings and deductions. Employer will make this payment within ten days after Jaska signs and returns this Agreement to the Chief Executive Officer of Tetra Tech (the “CEO”).

(b)           Health Coverage. Jaska will be eligible to continue participating in Tetra Tech’s medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided Jaska timely elects such coverage following the Separation Date. Jaska will be provided with information explaining his rights. Tetra Tech will pay the costs of continuation coverage for 18 months. If Employer modifies its medical or dental plans, Jaska will be eligible to continue participating in the modified medical or dental plans during the COBRA period. Jaska acknowledges that all other health benefits relating to his employment ended on the Separation Date.

(c)           PTO. Jaska acknowledges that Employer has paid him $106,663.46 in a lump sum payment, which is the value of his 554.65 hours of accrued and unused PTO as of his Separation Date. Applicable tax withholdings were withheld from the payment.

(d)           401(k) Plan. Jaska acknowledges that his eligibility to participate in Employer’s 401(k) Plan ended on his Separation Date. At that time, Jaska became an inactive participant, and all vested employer-matching contributions and earnings and Jaska’s contributions may be distributed to Jaska in accordance with his distribution election. Employer acknowledges that Jaska was an employee for purposes of employer contributions to the Plan for fiscal 2004, and such contributions will be funded in accordance and consistent with Plan-wide contributions.

(e)           Other Compensation and Benefits. Jaska acknowledges that he has received all wages, benefits and other forms of compensation to which he was entitled by virtue of his employment with Employer. Jaska further acknowledges that he shall not be entitled to receive, and Employer shall not be obligated to pay or provide him, with any other or additional wages, compensation or benefits not expressly provided for in this Agreement.

4.             Consulting Services. The parties agree that Jaska shall provide Employer with consulting services up to 300 hours per year for a period commencing on the Separation Date and ending on the second anniversary of the Separation Date (the “Consulting Term”). Such consulting services shall be mutually agreed to between Jaska and the CEO, and Jaska shall serve in the capacity of a special advisor to the CEO. In consideration of his agreement to provide consulting services, Tetra Tech shall pay Jaska the sum of $150,000 for each annual period of the Consulting Term. Following the conclusion of each month in which Jaska renders services, Jaska shall submit an invoice to Tetra Tech which sets forth the hours of services rendered, which shall be billed at an hourly rate of $500. To the extent that the aggregate payments to Jaska for an annual period are less than $150,000, Tetra Tech shall pay the amount of the difference to Jaska following the conclusion of the annual period. Further, Jaska shall be reimbursed for the reasonable expenses he incurs in performing such services during the Consulting Term. Tetra Tech shall also provide Jaska with reasonable and customary office and administrative support during the Consulting Term, including computing and communication capability necessary to accomplish the requested services. In the event that Jaska commences employment with a new employer during the Consulting Term, the parties agree to mutually accommodate Jaska’s new employment obligations.

5.             Tax Obligations. Jaska understands and agrees that, other than statutory withholding identified in Section 3 above, Jaska is solely responsible for all tax obligations, including all reporting and payment obligations, that may arise as a consequence of this Agreement, and the monetary consideration provided to him pursuant to it. Jaska agrees that he shall indemnify and hold Employer harmless from any tax liability or penalties that may arise from consulting payments made pursuant to Section 4 above.

6.             Acknowledgment. Jaska acknowledges that the severance payment provided in this Agreement is not required by law, and is not part of a group incentive plan. Such compensation and benefits are being provided to Jaska in consideration of Jaska entering into this Agreement, including his release of claims as set forth in Section 8 of this Agreement.

7.             Non-Disclosure of Trade Secrets. In consideration for the foregoing, Jaska acknowledges and agrees that he has not revealed and subsequent to the execution of this Agreement he will not at any time reveal, either directly or indirectly, to any person, company, business, firm or corporation, nor use for his own purposes, any trade secret, proprietary information or any confidential information about Employer, its service, its customers, or its methods of doing business; nor, within a year from the date of this agreement, will he attempt to induce, directly or indirectly, any present or future employee of Employer to abandon his employment with Employer and commence employment with any other employer. Jaska also hereby acknowledges that the provisions of this Section 7 are necessary and reasonable.

8.             Release. In further consideration for the foregoing, Jaska hereby releases and discharges Employer and each of its directors, officers, agents, servants and employees, past and present, and each of them (collectively referred to as “Releasees”), from any and all claims, demands, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, which Jaska now owns or holds or has at any time heretofore owned or held as against said Releasees; and without limiting the generality of the foregoing, releases and discharges any and all claims, demands, agreements, obligations and causes of action, known or unknown by Jaska, arising out of or in any way connected with any transactions, occurrences, acts or omissions occurring prior to the date hereof regarding Jaska’s employment relationship with Employer and/or the termination of that employment.

The claims that Jaska is releasing include, but are not limited to, any and all allegations that Employer:

(a)           has discriminated against Jaska on the basis of age or any other right arising under the Age Discrimination in Employment Act (“ADEA”), race, color sex (including sexual harassment), national origin, ancestry , disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state or federal laws, constitutions, regulations, ordinances or executive orders; or

(b)           has violated, its personnel policies, handbooks or any covenant of good faith and fair dealing or any contract of employment between Jaska and the Employer; or

(c)           has violated public policy or common law, including claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Jaska or any member of Jaska’s family, and/or promissory estoppel; and

(d)           is in any way obligated for any reason to pay damages, expenses, litigation costs (including attorney’s fees) wages, bonuses, commissions, disability or other benefits, vacation pay and sick pay, compensatory damages, punitive damages, and/or interest.

This release pertains to, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination (including but not limited to claims under the ADEA, Title VII of the Civil Rights Act of 1964, as amended, and/or the California Fair Employment and Housing Act); the Older Worker Benefit Protection Act; the Americans with Disabilities Act; the Labor Management Relations Act; the Family Medical Leave Act; the California Family Rights Act; claims for overtime compensation under federal and/or state law; claims under the California Labor Code; and/or claims arising out of any legal restrictions upon Employer’s right to terminate Jaska’s employment.

9.             Waiver. Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims. Specifically, Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

For the purposes of implementing a full and complete release and discharge of Releasees, Jaska expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and acknowledges that this Agreement is intended to include and discharge all claims which Jaska does not know or suspect to exist at the time of execution of this Agreement related to his employment with Employer and/or the termination of that employment.

10.           Limitations on Release. Employer agrees that the release set forth in Sections 8 and 9 above does not include a release of Jaska’s rights under the Indemnity Agreement dated January 20, 2003 between Jaska and Tetra Tech (the “Indemnity Agreement”), nor of his rights under Section 2802 of the Labor Code of the State of California. Employer acknowledges that those rights survive the termination of Jaska’s employment. Employer further agrees that it will not sue Jaska for actions he has taken in good faith in the performance of his management duties.

11.           Delivery and Release of Employer’s Property. Jaska agrees to deliver, with this executed Agreement, all records, including daytimers, booklets, memoranda, computer databases, and all of their contents, that Jaska generated or took into possession while an employee of Employer, or that Jaska thereafter received from Employer.

12.           Non-Disparagement. Jaska agrees that he will not make, or cause to be made, any untrue disparaging remarks, references, allusions or negative comments pertaining to Employer. Employer agrees that it will release no untrue public statements that disparage or denigrate Jaska.

13.           Covenant Not to Sue. Except for any actions at law or in equity necessary to adjudicate and/or determine Jaska’s rights under this Agreement, the Indemnity Agreement, or any federal or state law governing the relationship between Employer, its directors and officers, and its stockholders, Jaska agrees not to sue Employer in any forum for any reason, including but not limited to claims, laws or theories covered by the above waiver and release language. Excepted from this promise by Jaska not to sue is a good faith challenge to the validity of this Agreement under the ADEA. If Jaska otherwise sues Employer in violation of this Agreement, Jaska shall be liable to Employer for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if Jaska sues Employer in violation of this Agreement, Employer can require Jaska to return all monies and other benefits paid to Jaska pursuant to this Agreement minus $100.00.

14.           No Re-Employment. In consideration of the promises made by Employer in this Agreement, Jaska agrees not to seek or accept future employment from Employer or any of Employer’s successors, affiliates, or subsidiaries, and that each of these entities has no obligation to employ or to continue to employ Jaska and may refuse to do so without any recourse. If Jaska does seek or obtain re-employment, then this Agreement shall constitute sufficient cause for refusal to hire or for the termination of any such employment.

15.           Non-Admission. The parties declare and acknowledge that the execution of this Agreement in no way shall be construed as an admission of liability by or on behalf of Employer.

16.           No Representation. Jaska represents and acknowledges that in executing this Agreement he does not rely, and has not relied, on any representation or statement by any of the Releasees or by any of the Releasees’ agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

17.           No Pending Actions. Jaska represents there has been no filing on Jaska’s behalf with any government agency or court of any claim, charge, or complaint against Employer or any of the Releasees and that Jaska will not make such a filing at any time hereafter based upon any events or omissions occurring prior to the date of execution of this Agreement.

18.           Binding Agreement. This Agreement shall be binding upon Jaska and his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Releasees and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns.

19.           Governing Law. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of the State of California. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

20.           Severability. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

21.           Consideration Period. Jaska acknowledges that he has been advised by Employer that he is entitled to a period of at least twenty-one (21) days within which to consider this Agreement before signing it, if he wishes. Jaska expressly acknowledges that he has taken sufficient time to consider this Agreement before signing it.

22.           Individual Agreement. This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

23.           Revocation Period. This Agreement will not become effective or binding on the parties until seven (7) days after it is signed, during which time Jaska may revoke this Agreement if he wishes to do so. Any revocation must be in writing and delivered to the Chief Executive Officer of Employer.

24.           Voluntary Agreement. Jaska acknowledges that he is fully aware of his right to discuss any and all aspects of this matter with an attorney of his choice, that Employer has advised him of that right, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

25.           Entire Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter of the Agreement. Nothwithstanding the foregoing, nothing herein shall affect any rights Jaska may have in any stock option or other benefit plan which has terms that remain applicable to Jaska following the termination of his employment, or in the Indemnity Agreement.

26.           No Modification or Waiver. No modification or waiver of the terms of this Agreement shall be effective unless it appears in a writing signed by both parties to this Agreement.

27.           Interpretation of Agreement. The language of all parts in this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party. The headings provided are inserted for the convenience of the parties and shall not be construed to limit or modify the text of this Agreement.

28.           Successors. This Agreement shall be binding upon the parties, and their heirs, representatives, executors, administrators, successors, and assigns, and shall inure to the benefit of each and all of the Releasees, and to their heirs, representatives, executors, administrators, successors, and assignees.

29.           Attorneys’ Fees. In the event of any controversy, claim or dispute between Employer and Jaska arising out of or relating to this Agreement, or the enforcement of the provisions hereof, the prevailing party shall be entitled to recover its or his costs and expenses, including but not limited to attorneys’ fees incurred in connection therewith.

30.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Furthermore, signatures delivered via facsimile transmission shall have the same force effect as the originals thereof, except that any party has the right to insist on receipt of the original signature of the other party before complying with its own obligations under this Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACCEPTED AND AGREED TO:

TETRA TECH, INC.

By:	/s/ Li-San Hwang
Li-San Hwang
Chief Executive Officer

Date:	October 7, 2004

/s/ James M. Jaska
James M. Jaska

Date:	October 7, 2004